EXHIBIT 99.1

HURN – Q4 2004 HURON CONSULTING GROUP INC

EARNINGS CONFERENCE CALL TRANSCRIPT

EVENT DATE/TIME: FEB. 16. 2005 / 11:00 AM ET

CORPORATE PARTICIPANTS

Gary Holdren

Huron Consulting Group - Chairman and CEO

Gary Burge

Huron Consulting Group - CFO

Mary Sawall

Huron Consulting Group - VP, Human Resources

George Massaro

Huron Consulting Group - COO

CONFERENCE CALL PARTICIPANTS

Matt Litfin

William Blair - Analyst

Brandt Sakakeeny

Deutsche Bank - Analyst

Andrew Fones

UBS - Analyst

J.D. Padgett

Founders Asset Management – Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Huron Consulting Group Webcast to discuss results for the quarter and year ended December 31st, 2004.

(OPERATOR INSTRUCTIONS)

And now I’d like to turn the call over to Gary Holdren, chairman and chief executive officer of Huron Consulting Group. Mr. Holdren, please go ahead.

Gary Holdren - Huron Consulting Group - Chairman and CEO

Good morning, everyone. Thank you for joining us for today’s Webcast to discuss Huron Consulting Group’s fourth quarter and full year results. We’re delighted to have the opportunity to discuss our results with you today.

Before we begin, I would like to point all of you to the disclosure at the end of our news release about any forward-looking statements that may be made or discussed on this call. Please review that information, along with our filing with the SEC, for disclosure of factors that may impact subjects discussed in this morning’s Webcast.

Joining me in Chicago today are George Massaro, Huron’s chief operating officer, Gary Burge, who’s our birthday boy today, he’s 51, he’s our chief financial officer, and Mary Sawall, Huron’s vice president of human resources. Gary Burge is going to provide an overview of how we did financially during the fourth quarter and full year plus ’05 guidance. Then we’ll take your questions and George and Mary will help answer any questions you may have.

First I’d like to take a few minutes to discuss some topics that may be on your minds. Huron performed very well on the fourth quarter, capping off a very solid 2004. My comments will address how we are positioning Huron for exceptional performance in the future.

As those of you who have followed Huron since the IPO know, our growth objectives are based on a handful of solid strategies. The first of these is our strategy to build a balanced portfolio of service offerings and capabilities. We do this so that we can focus our people and our resources on opportunities as they evolve due to changing market conditions. I think we proved this strategy in 2004, as we were able to move our people across various service offerings and different projects.

We have rapidly expanded our operational consulting practice into areas with high growth potential, like the healthcare and higher education verticals and the general counsel market. This strategy also allows us to control our growth in cyclical businesses such as corporate — such as our corporate advisory practice.

From a very tangible standpoint, this balanced portfolio strategy is what enabled us to generate a utilization rate of nearly 78% in the fourth quarter and will also give us the platform to pursue business in high growth areas in 2005.

For 2005, in addition to healthcare, where we serve both provider and payor vertical, and higher education, we see significant growth opportunities in the disputes investigation practice, including both forensic and financial accounting, strategic sourcing, and our legal business consulting, where we serve the general counsel market.

In higher education, we have a unique market position among the 100 leading research universities. We are also expanding to large non-research universities and the for-profit higher education vertical. The consulting opportunities are around research dollars, the efficiency of information technology spending, and the reduction of non-salary cost.

In healthcare, both the provider and payor verticals provide us with significant market opportunities. In the provider space, we are working with revenue cycle and supply chain issues, as well as using corporate advisory resources with troubled hospitals.

In the payor — the payor practice has growth serving many of the major Blues with coordination of benefits and changes in Medicare and Medicaid provisions. Additionally, the whole area of average wholesale pricing in the pharmaceutical industry was good for Huron in 2004 and holds great potential for us in the future.

Our disputes and investigations practice is our biggest service offering and it has the greatest stability through active changing market conditions because of the broad range and experience and our financial and accounting skill. Our investigations practice is currently active and consistently winning new assignments in both competitive and sole source situations with law firms and general counsel.

To that point, our offering to the general counsel market is perhaps our largest growth opportunity and is a key customer channel for Huron. The general counsel in today’s world is responsible for all legal compliance, to production and retention of all documents of the company and the management of all legal matters of the company, including dispute resolution. You can see why the general counsel market is a key focus of Huron’s relationship efforts.

Also in disputes investigation, because of our recognized position in transfer pricing, we are currently representing clients in the 2 largest tax disputes in the history of the U.S. Treasury. In the current wave of telco and utility merger activity, we have resources that will work with companies regarding various regulatory and ratemaking issues.

Another area of great opportunity for Huron is our strategic sourcing practice, which continues to be a growing service offering across several industry sectors, including higher education, healthcare, law firms and financial institutions.

A second leg of our balanced portfolio strategy is to move our business model toward an even split between financial and operational consulting to better manage the change in market conditions and our revenue growth. The indicators are headed in the right direction on this front and we are making good progress.

By the end of February 2005 our workforce will be 54% financial consulting and 46% operational consulting. By the end of 2005, we’d expect this to be a 50/50 split between the 2 segments.

A third strategy you heard us discuss is to gear our business model to generate a long-term organic growth of 15% revenue and net income growth of 20%. We expect two-thirds, or 10%, of the revenue growth to come from headcount increases and the other third, or 5%, to come from rate increases. We have made progress on both fronts.

We put a rate increase in effective January 1st to meet the revenue side of the equation and by the end of February we will have increased our headcount by 7% since year-end. We continue to look to add managing directors to our businesses.

We are currently looking to add managing directors in disputes and investigations, higher education, healthcare of both the provider and payor service offerings, as well as sourcing and legal business consulting. The key is finding MDs who fit our culture and have long-standing proven relationships and skills that meet the market needs.

We continue to hire junior people. We will also have more than 50 new consultants joining us from college campuses later this summer. We remain comfortable with our ability to hit our net income goals and I will discuss one component, SG&A, in a couple of minutes.

Another key strategy that works in tandem with the first 3 is moving our staffing ratio to leverage it 10 to 1, 10 professionals to each managing director. Overall, we approached an 8 to 1 ratio at the end of 2004 and we expect continued improvement in 2005. As many of you know, the reason for this strategy is simple, a higher ratio generates higher gross margin.

The final part of our growth story is to keep our best people and to continually recruit and retain top talent. This is one of, if not my top priority for 2005. I am personally spending a significant amount of my time with our people at all locations and all levels. Making our people know that we care about them is a critical step in retention. In addition, I have formed a CEO Advisory Council comprised of 21 of our most exceptional performers with whom I will work and communicate on a daily basis to work on all Huron issues, including retention. My point, we are very serious about keeping our best people and attracting the top talent in the marketplace. We are very proud of the progress we have made on all of our critical issues and proud of how we did in 2004.

I want to take a moment to discuss what I consider to be the most critical driver of Huron’s business, and that’s relationships. During Q4, we continued to invest heavily in this important aspect of our business. It is what forms the foundation of our business. Relationships create client assignments and they expand existing ones into new areas. They allow us to pursue new sectors of growth, they bring us the best people. Relationships also make Huron a place where people want to work because they know we’ll build a career based on growth, diversity of assignments and continuous learning. Investing in relationships is, in many ways, Huron’s equivalent of research and development expenditures. Investing in new relationships, such as the very successful General Counsel and Corporate Advisory summits we kicked off last fall is what generates new relationships.

When you look at our SG&A expense last quarter, you will see the impact of increased expense aimed at creating and cultivating relationships. We will continue to invest heavily in R&D as we build the Huron brand and we are not even 3 years old yet. And we had 36 different clients spend more than $1 million in 2004 with Huron. A young company like Huron cannot do that without relationships. Our reasoning is simple; cultivating long-term relationships creates opportunities. Hiring, retaining and incenting managers who have broad and deep relationships in their respective areas of expertise create business opportunities. And more importantly, it creates long-term growth and long-term benefit for our clients, our investors and for all of us. As managers, we are the collective owners of more than 20% of Huron’s equity, so we are keenly aware of the need to focus on these benefits.

Our outlook for 2005 is a good one. The clients we get — the client calls we get daily from the marketplace are very robust and we are very excited about the road ahead of us.

Gary Burge is now going to spend a few minutes on the numbers and outlook and then we’ll answer any questions you have.

Gary Burge - Huron Consulting Group - CFO

Thanks, Gary. As Gary said, we are very pleased with our solid fourth quarter. Some of the financial highlights for the quarter included revenues of 40.8 million were up 41% year-over-year and rose 10% sequentially over Q3. Fourth quarter results included a startup of 2 major client assignments that were very time-sensitive and both of those have continued in Q1, although at different levels of activity.

The next few statistics are all before stock-based comp. Gross margins were nearly 45% in the fourth quarter, up significantly from 27% in the same quarter a year ago, also better than the 40% reported in Q3. Adjusted EBITDA was 6.2 million compared to 0.4 million in the fourth quarter a year ago. Operating income rose to 5.5 million in the fourth quarter from a loss of 0.7 million in the same quarter last year and net income rose to 3 million from a loss of 1 million last year.

Other highlights include the following. As Gary mentioned, our utilization was very strong at nearly 78% compared to 63% last year. Average billing rates came in at $243, up nearly 16% from a year ago, reflecting once again that we have the ability to raise rates when we are dealing in important matters for our clients and when we provide an excellent value proposition. We finished the quarter with 28 million in cash on hand after IPO proceeds. DSO for the quarter were 61 days, which was in line with the high expectations we set for our MDs when it comes to billing and collecting client receivables and managing our balance sheet.

In response to business needs, SG&A expenses were somewhat higher than originally forecasted for the following reasons. We have retained search firms to help us recruit senior level consultants more quickly. As Gary mentioned, SG&A also includes marketing or R&D costs for our first General Counsel summit and other targeted marketing initiatives. These initiatives have already begun to pay significant benefits for us. In addition, public company expenses kicked in during the fourth quarter for such things as Sarbanes-Oxley compliance, D&O insurance, post IPO capital stock taxes, etc.

For the full year 2004, again excluding stock-based comp as well as other special charges that were taken earlier in the year, revenues were up 57% to 159.6 million, gross margins increased to 42% from 32% a year ago, adjusted EBITDA quadrupled to 28.7 million from 6.8 million a year ago, while operating income rose to 26.3 million from $1.5 million last year. Finally, net income rose to 13.9 million from a $1.1 million loss a year ago. I will point out that our effective tax rate for the year rose to 42.8%. This was due to higher amounts of non-deductible meal and entertainment expenses. We will be focusing on ways to hopefully reduce that effective tax rate in future quarters. Utilization results for the full year were 72% versus 66% last year and the average billing rate for the year increased 10% to $239.

Now in terms of 2005 guidance, as far as the first quarter is concerned, we expect revenues to be in the 43.5 to $45.5 million range with an anticipated net income margin in the range of 8 to 9%. This is without stock-based comp charges. As far as the full year goes, we expect revenues to be in the 183 to $187 million range with an anticipated net income margin of approximately 10% for the full year. Again, this margin is without stock-based comp charges.

That’s it in terms of a wrap up on the financial results. Now we can go to the questions.

QUESTION AND ANSWER

Operator

Thank you.

(OPERATOR INSTRUCTIONS)

Our first question comes from Matt Litfin of William Blair. Please proceed, sir.

Matt Litfin - William Blair - Analyst

Did you see weakness in utilization in the week between Christmas and New Years, as some other companies in this space did? And I guess really the question there is how has utilization trended so far in Q1?

Gary Holdren - Huron Consulting Group - Chairman and CEO

Matt, this is Gary Holdren. Clearly the utilization always goes down between Christmas and New Years because of the holidays. And our utilization in Q1, I think we’ve always told you guys we’re between the 70 and 75% band and we’re clearly within that band through the first 45 days of ’05.

Matt Litfin - William Blair - Analyst

Okay. And a follow-up, if I might. Now that you have a couple of post IPO quarters under your belt, are you thinking of ratcheting up any acquisition activity and if so, in what areas would you be looking at?

Gary Holdren - Huron Consulting Group - Chairman and CEO

We always have calls. There’s a lot of interest in people who would like to join Huron. At this point, we don’t have anything to announce. And if we were to do anything on acquisitions, they would just be clearly stuff that’s in our core competencies. We’re not looking to expand beyond anything we’re currently doing today.

Matt Litfin - William Blair - Analyst

And one cleanup question for Gary Burge, which is in ’05, can you talk about the share count that you’re expecting given all the changes from the IPO, et cetera?

Gary Burge - Huron Consulting Group - CFO

Right. Well, as you saw in the fourth quarter release, Matt, our fourth quarter diluted shares outstanding was 16.1 million. We’ll release our 10-K later today that’ll have all the details of how that number was arrived at. And then, as we’ve said before, expectations would be that we would have additional dilution from either options or restricted stock grants in the 3 to 3.5% range in ’05.

Operator

Thank you, sir. Your next question comes from the line of Brandt Sakakeeny of Deutsche Bank. Please proceed.

Brandt Sakakeeny - Deutsche Bank - Analyst

A couple of questions. Can you talk to the attrition rates in the fourth quarter and how they compared against the third quarter results?

Gary Holdren - Huron Consulting Group - Chairman and CEO

I’ll let Mary Sawall take that question.

Mary Sawall - Huron Consulting Group - VP, Human Resources

Okay, we — in our third quarter call we said we anticipated lower turnover in the fourth quarter and, in fact, that’s what we did see. Our voluntary turnover among our chargeable employees was 4.5%, which brought us for the year a little over 22%, actually about 22.5% for voluntary turnover among our chargeable employees. Which, as we had said, we anticipated our full year turnover to be higher than we wanted it to be, but it came in about where we expected.

Brandt Sakakeeny - Deutsche Bank - Analyst

Okay. Is that your target for ’05?

Gary Holdren - Huron Consulting Group - Chairman and CEO

No. As I said in my comments, Brandt, that is probably one of my number 1 initiatives and we would — we’re working on it very hard and I would say that we need to spend more time and more attention with our people. We’ve done that, I think, in the first 45 days of the year and we’re already starting to see very positive feedback from our people about this. And so we won’t tell you what it is, but we have — you know how we managed day sales outstanding?

Brandt Sakakeeny - Deutsche Bank - Analyst

Yes.

Gary Holdren - Huron Consulting Group - Chairman and CEO

I think you’ll see us managing retention and turnover to the same industry standards where we’ll be very proud of what we do with retention.

Brandt Sakakeeny - Deutsche Bank - Analyst

Right. And with respect, I think you said you grew headcount, or headcount will have grown by 7% by the end of February. Is that right?

Gary Holdren - Huron Consulting Group - Chairman and CEO

That’s correct.

Brandt Sakakeeny - Deutsche Bank - Analyst

Okay, how is the market for talent right now given obviously strong demands generally across this whole industry? And are you finding that you’re able to get the people that you want for reasonable rates?

Gary Holdren - Huron Consulting Group - Chairman and CEO

That’s a multi-part question. There’s plenty of demand. The pipeline that we have for senior level people is very robust. The better question is can you get them for the right price and what they can produce for you short term and long term. And that’s what you just always are continuing to sort of fidget with is more and more we would like the people to have really no dilution when they come with us as a managing director. So they can start almost immediately with revenues comparable, that we can generate the margins we want. But we have a huge amount of inflow in the pipeline at the top levels and we’ll just have to see whether we and they fit based on where we want to go.

Operator

Thank you. Your next question comes from the line of Kelly Flynn of UBS. Please proceed.

Andrew Fones - UBS - Analyst

Hi, this is Andrew Fones for Kelly. I had a couple of questions on retention and hiring goals. I was wondering if you could kind of give us a sense of where you had turnover, where that occurred? Was that in the junior ranks or were there any MDs that left?

Gary Holdren - Huron Consulting Group - Chairman and CEO

I’ll let Mary Sawall answer that question.

Mary Sawall - Huron Consulting Group - VP, Human Resources

The majority of our turnover was among the more junior staff. Analysts, associates were the largest turnover group and then managers also. We did have some turnover among our MDs, but I think I can say that virtually all of the MD turnover was a mutual agreement between us and them, that the fit just wasn’t quite right. And for the year, voluntary turnover among MDs was 6%. So it’s relatively low. We feel like we’ve done a good job of vetting the people we’ve hired and brought in good people.

Andrew Fones - UBS - Analyst

Thanks. And then in terms of the hiring that’s already occurred in Q1, can you kind of just walk through what practices that’s been in and perhaps what level?

Mary Sawall - Huron Consulting Group - VP, Human Resources

Well, so far we’ve — in the first quarter among people who’ve started, we’re focusing on people with 2 to 5 years of experience. And then the senior people that Gary talked about., The operational consulting has had, at this point, that more people started about two-thirds, one-third and that is consistent with the rapid growth that we’re expecting in that practice. Although in financial consulting we are actively building pipelines also.

Andrew Fones - UBS - Analyst

Okay. And based on kind of your full year revenue guidance, what kind of hiring are you baking into that? And perhaps can you give us a sense of what your expectations are in terms of MD hiring from this kind of search process you’ve begun?

Gary Holdren - Huron Consulting Group - Chairman and CEO

I think on the MD hiring, again I’ll just say that if they’re in the areas that we think are the right market segments and they fit our criteria of being able to come and start with almost no dilution of revenues, we would add as many as the market would allow us to support. We’ve got quite a few — in our growth strategy we’ve got quite a few MDs that we’re trying to add. And they would — I think to follow my script, they would follow right along with our hot segments.

Andrew Fones - UBS - Analyst

Okay. And that actually leads me to my final question. You kind of walked through the areas broadly across all groups that you’re expecting improvement in the upcoming year. But if you had to focus on 1 or 2 groups that you’re most excited about, could you just kind of detail that?

Gary Holdren - Huron Consulting Group - Chairman and CEO

It’s like I have 4 children and it’s hard to focus on — I mean I really, I tell you, we are so excited on almost every one of our segments. If you just looked at payor, provider, sourcing, legal business consulting, higher education, financial, our disputes and investigations, you can’t pick a favorite. They all got huge market opportunities.

Operator

Thank you. We have a follow-up question from Matt Litfin of William Blair. Please proceed.

Matt Litfin - William Blair - Analyst

Yes, I have a follow-up question on the guidance. As I calculate the margins you’re expecting for ’05, that’s obviously an improvement over ’04 and the implications are that and I guess the question is do you think SG&A continues at this level, 12 million per quarter, and you just get better gross margins as you build out that pyramid? Or rather is it that you expect quarterly SG&A to pull back from Q4 levels?

Gary Burge - Huron Consulting Group - CFO

Yes, Matt, this is Gary. In terms of the guidance, I think clearly over time we will leverage the SG&A costs and make those an improvement as a percentage of revenue. But over time I think we look at a combination of factors in creating — or generating bottom line margins and it’s going to be improving gross profit margins as well as leveraging the SG&A. And we’re comfortable that we can have an overall 10% target for this year at the bottom line.

George Massaro - Huron Consulting Group - COO

This is George Massaro. On the margins, I think we’ll continue to see expansion of our leverage ratio and I think that will also contribute as well. So the factors all combined give us good comfort with respect to the net income margin that we’re talking about.

Gary Holdren - Huron Consulting Group - Chairman and CEO

Again, Matt, we said we didn’t want to basically continue to have various people answer, but if you think about the way we have people who make sales that have no client deliverability, we put all those costs down into SG&A. So the margins could go up because the sales people are much more efficient, which means that your gross margins go up, but your SG&A. So that’s why we think the better thing to focus on is either operating income and net income is the way we look at our business.

Operator

You have another follow-up question from Brandt Sakakeeny of Deutsche Bank.

Brandt Sakakeeny - Deutsche Bank - Analyst

A question on the restructuring business. Could you just give us an update on just your sense as to how that business is faring in the current economic climate? Thanks.

Gary Holdren - Huron Consulting Group - Chairman and CEO

The large bankruptcies and the filings of the large bankruptcies is definitely declining. And the number of ones that we know that are in the process of filing is declining. So what we have to do, we still got some of our assignments that we’re still at, which we’ve been at for some while, which is I think the ones that are public are United and ATA. We continue to have some very — we clearly have a very good position in the airline industry. But we’re going to have to take — we’re going to have to go more in middle market, we’re going to have to be scrappy, we’re going to have to keep going.

And then as I think that we see and I think a lot of other people see that you probably heard before us is that the amount of defaults is going down, the amount of credit available is very good right now, but that maybe in ’06 you’ll have a comeback of that marketplace. So that’s why we think our portfolio of being able to move our people around our various sectors until it comes back is the way we’ll sort of manage the business. But we’ve got 10 managing directors right now working in corporate advisory services. We want to keep all those people because it’s a really good business. So we’ll just have to — we’ll move people around and go for smaller things until that market comes back.

Operator

Thank you, sir. Your next question comes from the line of J.D. Padgett of Founders Asset Management. Please proceed.

J.D. Padgett - Founders Asset Management - Analyst

Just had a couple of quick ones on the guidance for ’05. What tax rate are you assuming within that?

Gary Burge - Huron Consulting Group - CFO

Hi, J.D., this is Gary. Assuming right now a 43% effective tax rate and as we’ve said, though, we’re going to be looking at some initiatives that may help us reduce that going forward.

J.D. Padgett - Founders Asset Management - Analyst

Okay. And I’m not certain I understood the answer to the shares outstanding question. Is the Q4 base the right number to use?

Gary Burge - Huron Consulting Group - CFO

Yes. That would be a good base.

J.D. Padgett - Founders Asset Management - Analyst

Okay. So that’s all in and then add 3% for dilution and so forth going forward?

George Massaro - Huron Consulting Group - COO

I’m not sure that’s all in. When I — this is George Massaro. When I look at the analysts’ numbers that are out there, it looks like for most of them they have used outstanding shares. And so I think you guys probably have to line up with the methodology you’re going to use as you deal with stock-based compensation and you back that out.

J.D. Padgett - Founders Asset Management - Analyst

Okay, but the fully diluted number from Q4 was a good place to start at?

George Massaro - Huron Consulting Group - COO

Fully diluted is the GAAP basis number. And that’s really the only number we can use. We can’t really reconcile with some of the analysts’ numbers that are out there. So I think outstanding you can certainly see in the 10-K, which you’ll see today.

J.D. Padgett - Founders Asset Management - Analyst

And the revenue guidance I presume is just the billable revenue, not the reimbursable expense, right?

Gary Holdren - Huron Consulting Group - Chairman and CEO

That’s right, J.D.

J.D. Padgett - Founders Asset Management - Analyst

And it seems like you hired what, like low 30s in terms of headcount so far this year. Is that just a seasonal thing where people are more available after they got bonuses or what do you attribute this success in hiring to so far this year?

George Massaro - Huron Consulting Group - COO

This is George. A couple of things. Number 1, there clearly is a seasonality factor and that is the fact that people tend to stick to get their bonuses. But the other thing is frankly, we’ve been building the pipeline, we’ve been very deliberate about building it. We want it to get through our business planning process to make certain that we’re comfortable. We’re making the right bets. And all of those factors sort of work together.

J.D. Padgett - Founders Asset Management - Analyst

Is that about right, a 7% on the end of year basis, like 34 people?

Mary Sawall - Huron Consulting Group - VP, Human Resources

About 30.

J.D. Padgett - Founders Asset Management - Analyst

And that’s probably gross, right?

Gary Holdren - Huron Consulting Group - Chairman and CEO

That’s net.

George Massaro - Huron Consulting Group - COO

We factored in attrition up through February.

Gary Holdren - Huron Consulting Group - Chairman and CEO

That’s net.

J.D. Padgett - Founders Asset Management - Analyst

That’s great. And the plan, then, through the rest of the year would be what, to try and bring in a couple of select hires each month or what kind of pace do you think you could sustain?

Gary Holdren - Huron Consulting Group - Chairman and CEO

The marketplace, as far as people wanting to join us, is very robust. And so we just need to make sure that they’re in the right sectors and they meet our criteria. Whether that’s 1 a quarter or 2 a quarter, I guess — we’ll probably have a lot more news to tell you about this next quarter.

J.D. Padgett - Founders Asset Management - Analyst

Sounds good. And then the price increase that you alluded on Jan. 1, was that 5%?

Gary Burge - Huron Consulting Group - CFO

Yes, we expect that it’ll have an overall 5% impact and it takes about a quarter for that to begin to bake in. But that should have at least that kind of impact.

J.D. Padgett - Founders Asset Management - Analyst

And the average bill rate increase that we saw for Q4, that’s obviously not taking that into account yet, right?

Gary Burge - Huron Consulting Group - CFO

That’s correct.

J.D. Padgett - Founders Asset Management - Analyst

So we could use the end of the year average bill rate to kind of compute the ’05 target?

Gary Burge - Huron Consulting Group - CFO

I think that would be a good assumption.

J.D. Padgett - Founders Asset Management - Analyst

Okay. Was that just mix in Q4 that helped the bill rate?

Gary Burge - Huron Consulting Group - CFO

There’s a lot of factors that go into bill rate. Mix can be an issue, plus discounting off of rackrates, all those types of things. But we’ve got our MDs focused in on improving our yield constantly.

J.D. Padgett - Founders Asset Management - Analyst

And SG&A, there was no sort of one-time factors in the fourth quarter that then would fall off, sounds like some of those special events that you were doing to try and recruit and so forth? Will we see SG&A decline if you don’t repeat those?

Gary Burge - Huron Consulting Group - CFO

At this stage, we’ll continue to make investments constantly in our future and if we think it’s the right thing to do in terms of continual investments in marketing, as well as recruiting costs, we’re going to do that. And then over the — in terms of the full year for ’05, we would expect that SG&A will continue to ramp up. And that over time will improve as a percent of revenue.

Gary Holdren - Huron Consulting Group - Chairman and CEO

And the other thing, J.D., you got to remember we had 120 to 130 people who all got pay raises January 1st.

J.D. Padgett - Founders Asset Management - Analyst

So that — so it may step up in the Q1 to take that into account but then kind of flat line from there kind of thing?

Gary Holdren - Huron Consulting Group - Chairman and CEO

And we may not have all the special events, but I think the thing is that we gave you — the thing I think you should look at us is we need to manage to the net income numbers we gave you and we’ll do that in several ways.

J.D. Padgett - Founders Asset Management - Analyst

Okay. I think you said what, like 15% revenue growth, and 5% was price and 10% was the headcount?

Gary Holdren - Huron Consulting Group - Chairman and CEO

Correct.

J.D. Padgett - Founders Asset Management - Analyst

Does that mean if you’re already 7% of the way there, there’s only incrementally a little bit more that you need to do?

Gary Holdren - Huron Consulting Group - Chairman and CEO

We’ll update you next quarter.

J.D. Padgett - Founders Asset Management - Analyst

That makes sense. And I guess just 1 final thing; the net margin guidance excludes the stock comp? How much will that be for ’05?

Gary Burge - Huron Consulting Group - CFO

We had projected somewhere in the neighborhood for full year ’05 about 3.8 million.

J.D. Padgett - Founders Asset Management - Analyst

Okay. That’s pre-tax or after-tax?

Gary Burge - Huron Consulting Group - CFO

That’s pre-tax.

J.D. Padgett - Founders Asset Management - Analyst

Well, excluding that pre-tax, we’d get to the 10% margin target?

Gary Burge - Huron Consulting Group - CFO

Right.

Operator

Thank you, sir. You currently have no questions at this time. I’d like to turn the call back over to, Mr. Holdren.

Gary Holdren - Huron Consulting Group - Chairman and CEO

Thank you all for being on the call today and giving us your time. We look very forward to talking to you again when we wrap up our first quarter. So we’ll be talking to you again sometime in May. Thanks again for joining us.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.

Have a great day.